Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-275511) on Form S-3 and (Nos. 333-278183, 333-270803, 333-263797, 333-245707, and 333-235241) on Form S-8 of our report dated March 21, 2024, with respect to the consolidated financial statements of TELA Bio, Inc. and subsidiaries.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 21, 2025